Consent of Ernst & Young LLP,
                  Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Class A, Class B, Class C, and Class Y Shares' Prospectuses of Pioneer Fundamental Growth Fund; and "Disclosure of Portfolio Holdings", "Independent Registered Public Accounting Firm", and "Financial Statements" in the Class A, Class B, Class C, and Class Y Shares' Statement of Additional Information of Pioneer Fundamental Growth Fund; and to the incorporation by reference of our report, dated May 21, 2010, on the financial statements and financial highlights of Pioneer Fundamental Growth Fund in the Annual Report to the Shareowners for the year ended March 31, 2010 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 10 to the Registration Statement (Form N-1A, No. 333-89354)of Pioneer Fundamental Growth Fund.


/s/ ERNST & YOUNG LLP

Boston, Massachusetts
July 26, 2010